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                                                                   EXHIBIT 10.41

BANK LEUMI USA
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                    REVOLVING CREDIT AND TERM LOAN AGREEMENT


                  This Revolving Credit and Term Loan Agreement (the "Agreement"), dated October 27, 1997 for reference purposes only, is executed by and between Jerry's Famous Deli, Inc., a California corporation ("Borrower"), and Bank Leumi USA, a New York State chartered bank (the "Bank"), with reference to the following facts:

                  A. Borrower has requested a revolving credit and term loan facility in the aggregate principal amount of $4,000,000.00 (collectively, the "Loan") from the Bank. The Loan will be evidenced by Borrower's Promissory Note dated October 27, 1997 in the principal amount of $4,000,000.00 (the "Note"). The Note and all of Borrower's other obligations to the Bank in connection with the Loan shall be secured by all of Borrower's tangible and intangible personal property pursuant to a Security Agreement dated October 27, 1997 (the "Security Agreement") executed by Borrower, as debtor, in favor of the Bank, as secured party. The Note and all of Borrower's other obligations to the Bank in connection with the Loan will be guaranteed by Borrower's wholly-owned subsidiaries, JFD, Inc., a California corporation ("JFD"), and Jerry's Famous Deli L.A., Inc., a California corporation ("JFD-LA"), pursuant to two separate Continuing Guaranties, each dated October 27, 1997 (referred to individually as a "Continuing Guaranty" and collectively as the "Continuing Guaranties"). The Continuing Guaranty executed by JFD will be secured by all of JFD's tangible and intangible personal property pursuant to a Security Agreement dated October 27, 1997 (the "JFD Security Agreement"), and the Continuing Guaranty executed by JFD-LA will be secured by all of JFD-LA's tangible and intangible personal property pursuant to a Security Agreement dated October 27, 1997 (the "JFD-LA Security Agreement").

                  B. Borrower desires to enter into this Agreement to set forth certain terms and conditions of the Loan.

                  THEREFORE, for valuable consideration, Borrower and the Bank agree as follows:

         1. DEFINITIONS. For purposes of this Agreement, the following terms shall have the following definitions:

                  1.1 ADVANCES. "Advances" means all advances of the principal amount of the Revolving Credit Facility during the Commitment Period.

                  1.2 BANK OF AMERICA. "Bank of America" means Bank of America, National Trust and Savings Association.
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                  1.3  BANK OF AMERICA CREDIT FACILITY EFFECTIVE DATE. "Bank of
America Credit Facility Effective Date" means the date on which Bank of America first becomes required to extend credit to Borrower under the terms of the Bank of America Loan Agreement.

                  1.4 BANK OF AMERICA LOAN AGREEMENT. "Bank of America Loan Agreement" means that certain Business Loan Agreement dated as of October __, 1997 between Bank of America and Borrower pursuant to which Bank of America has extended the following two credit facilities to Borrower (collectively, the "Bank of America Credit Facilities"): (a) A non-revolving line of credit facility in the principal amount of $2,000,000.00 ("Bank of America Credit Facility No. 1"); and (b) a term loan facility having an outstanding principal balance of $2,045,452.00 as of September 30, 1997 ("Bank of America Credit Facility No. 2").

                  1.5 BOOK NET WORTH. "Book Net Worth" means the total book value of all assets appearing on a balance sheet prepared in accordance with generally accepted accounting principles consistently applied, after deducting the following, without duplication: (a) any write-up in the book value of any asset resulting from a revaluation thereof subsequent to December 31, 1996; (b) all reserves, including reserves for liabilities, fixed or contingent, deferred income taxes, obsolescence, depletion, insurance, and inventory valuation, which are not deducted from assets; (c) the amount, if any, at which shares of stock of the Borrower appear on the asset side of such balance sheet; and (d) all Indebtedness.

                  1.6 COMMITMENT PERIOD. "Commitment Period" means the period commencing on the Effective Date and expiring on December 31, 1998, representing the period during which Advances under the Revolving Credit Facility shall be made available by the Bank to Borrower, subject to the terms and conditions of this Agreement.

                  1.7 CONSOLIDATED CURRENT ASSETS. "Consolidated Current Assets" means the Current Assets of Borrower and its Subsidiaries on a consolidated basis.

                  1.8 CONSOLIDATED CURRENT LIABILITIES. "Consolidated Current Liabilities" means the Current Liabilities of Borrower and its Subsidiaries on a consolidated basis.

                  1.9 CURRENT ASSETS. "Current Assets" means current assets determined in accordance with generally accepted accounting principles applied on a consistent basis.

                  1.10 CURRENT LIABILITIES. "Current Liabilities" means current liabilities determined in accordance with generally accepted accounting principles applied on a consistent basis.

                  1.11 CONSOLIDATED FUNDED INDEBTEDNESS. "Consolidated Funded Indebtedness" means the Funded Indebtedness of the Borrower and its Subsidiaries on a consolidated basis.

                  1.12 CONSOLIDATED BOOK NET WORTH. "Consolidated Book Net Worth" means the Book Net Worth of the Borrower and its Subsidiaries on a consolidated basis.

                  1.13 CONSOLIDATED TANGIBLE NET WORTH. "Consolidated Tangible Net Worth" means the Tangible Net Worth of the Borrower and its Subsidiaries on a consolidated basis.


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                  1.14 EVENT OF DEFAULT. "Event of Default" means any of the events specified in Section 7 of this Agreement.

                  1.15 EXISTING RESTAURANT FACILITIES. "Existing Restaurant Facilities" means, collectively, the existing restaurant facilities currently operated by Borrower, as disclosed in the Preliminary Representation and Warranty Questionnaire.

                  1.16 EXISTING SUBSIDIARIES. "Existing Subsidiaries" means JFD and JFD-LA, collectively.

                  1.17 FIXED CHARGE COVERAGE RATIO. "Fixed Charge Coverage Ratio" means, on a consolidated basis with respect to Borrower and its Subsidiaries, Net Cash Flow divided by Fixed Charges. For purposes of this Section, (a) the term "Net Cash Flow" means the sum of NPAT, plus depreciation and amortization, plus interest expense, plus minimum operating lease expense, less dividends permitted under this Agreement; and (b) the term "Fixed Charges" means the sum of the current portion of Funded Indebtedness, plus interest expense, plus minimum operating lease expense. The Fixed Charge Coverage Ratio shall be calculated at the end of each fiscal quarter of Borrower, using fiscal year-to-date results on an annualized basis. The current portion of Funded Indebtedness will be measured as of the most recent balance sheet figure.

                  1.18 FUNDED INDEBTEDNESS. "Funded Indebtedness" means (a) all Indebtedness which by its terms matures more than one year from the date as of which any calculation of Funded Indebtedness is made; and (b) all Indebtedness maturing within one year from such date which is renewable or extendable at the option of the obligor to a date beyond one year from such date, including any Indebtedness renewable or extendable (whether or not theretofore renewed or extended) under, or payable from the proceeds of any other Indebtedness which may be incurred pursuant to the provisions of, any revolving credit agreement or other similar agreement.

                  1.19 INDEBTEDNESS. "Indebtedness" means and includes, without duplication, (a) all items which, in accordance with generally accepted accounting principles, would be included on the liability side of a balance sheet as at the date as of which Indebtedness is to be determined, excluding shareholders equity (which includes capital stock, surplus, capital and earned surplus); (b) all indebtedness secured by any mortgage, pledge, security interest or lien existing on property owned subject to such mortgage, pledge, security interest or lien, whether or not the indebtedness secured thereby shall have been assumed; (c) all amounts representing the capitalization of rentals in accordance with generally accepted accounting principles; and (d) all guaranties, endorsements and other contingent obligations, including all indebtedness guaranteed, directly or indirectly, in any manner, or in effect guaranteed or supported, directly or indirectly, through an agreement, contingent or otherwise, (i) to purchase or sell services at prices or in amounts designed to enable a third party debtor (the "Debtor") to make payment of the indebtedness or to assure the owner of the indebtedness against loss; or
(ii) to supply or advance funds to or in any other manner invest in the Debtor; provided, however, that such term shall not mean or include any indebtedness in respect of which monies sufficient to pay and discharge the same in full (either on the express date of maturity of or on such earlier date as such indebtedness may be duly called for redemption and payment) shall be deposited with a depository, agency or trustee in trust for the payment thereof.


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                  1.20 LOAN DOCUMENTS. "Loan Documents" means the Note, this
Agreement, and all other documents executed by Borrower and the Existing Subsidiaries, respectively, and delivered to the Bank at the Bank's request in connection with the Loan.

                  1.21 MINIMUM ADVANCE AMOUNT. "Minimum Advance Amount" means
(a) with respect to the first Notice of Borrowing under the Revolving Credit Facility (the "First Notice of Borrowing"), the sum of $2,000,000, representing the minimum Advance which may be requested by Borrower under the First Notice of Borrowing; and (b) with respect to each Notice of Borrowing after the First Notice of Borrowing, the principal sum of $250,000, representing the minimum Advance which may be requested by Borrower under the Revolving Credit Facility after the First Notice of Borrowing.

                  1.22 NEW RESTAURANT FACILITIES. "New Restaurant Facilities" means, collectively, new restaurant facilities which are acquired and developed by Borrower or its Existing Subsidiaries which are substantially similar in character to the Existing Restaurant Facilities.

                  1.23 NPAT. "NPAT" means net profit after taxes, determined in accordance with generally accepted accounting principles applied on a consistent basis.

                  1.24 OBLIGATIONS. "Obligations" means (a) payment of Borrower's indebtedness evidenced by or arising under the Note, and all extensions, renewals and modifications thereof; (b) performance of all obligations of Borrower under this Agreement, including payment to the Bank of all sums of money, together with interest thereon at the rate specified in the Note, which may be advanced or expended by the Bank under any provision of this Agreement; and (c) payment of all other indebtedness and performance of all other obligations of Borrower to the Bank under the other Loan Documents, and all extensions, renewals and modifications thereof.

                  1.25 PERMITTED CAPITAL EXPENDITURES. "Permitted Capital Expenditures" means capital expenditures incurred by Borrower and its Subsidiaries in connection with (a) the maintenance of the Existing Restaurant Facilities; or (b) the acquisition, development, and maintenance of New Restaurant Facilities.

                  1.26 PERMITTED INDEBTEDNESS. "Permitted Indebtedness" means, collectively, (a) trade debt incurred in connection with the acquisition of goods, supplies, or merchandise in the ordinary course of business; (b) liabilities incurred in connection with the endorsement of negotiable instruments in the ordinary course of business; (c) liabilities incurred in connection with obtaining surety bonds in the ordinary course of business; (d) liabilities and lines of credit in existence as of the date of this Agreement disclosed in writing to the Bank in Borrower's financial statement dated August 31, 1997; and (e) indebtedness to Bank of America (i) in an aggregate principal amount not to exceed Two Million Dollars ($2,000,000) in accordance with the terms of Bank of America Credit Facility No. 1; and (ii) in an aggregate principal amount not to exceed Two Million Forty-Five Thousand Four Hundred Fifty-Two and No/100 Dollars ($2,045,452.00) in in accordance with the terms of Bank of America Credit Facility No. 2, as the terms of such credit facilities have been disclosed by Borrower in writing to the Bank as of the date of the Bank's execution of this Agreement.


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                  1.27 PRELIMINARY REPRESENTATION AND WARRANTY QUESTIONNAIRE.
"Preliminary Representation and Warranty Questionnaire" means the Representation and Warranty questionnaire dated October 1, 1997 signed by Borrower and delivered to the Bank in connection with the Loan, including all attachments thereto.

                  1.28 REVOLVING CREDIT FACILITY. "Revolving Credit Facility" means the revolving credit facility up to the principal amount of $4,000,000 provided by the Bank to Borrower under the terms of this Agreement during the Commitment Period.

                  1.29 REVOLVING CREDIT LIMIT. "Revolving Credit Limit" means
(a) during the Commitment Period and prior to the Bank of America Credit Facility Effective Date, the principal sum of $2,000,000.00; and (b) following the Bank of America Credit Facility Effective Date and during the remainder of the Commitment Period, the principal sum of $4,000,000.00.

                  1.30 SUBSIDIARIES. "Subsidiaries" means the Existing Subsidiaries and all entities in which Borrower, with the Bank's consent, owns more than fifty percent (50%) of the outstanding ownership interests.

                  1.31 TANGIBLE NET WORTH. "Tangible Net Worth" means the total book value of all assets appearing on a balance sheet prepared in accordance with generally accepted accounting principles consistently applied, after deducting the following, without duplication: (a) any write-up in the book value of any asset resulting from a revaluation thereof subsequent to December 31, 1996; (b) all reserves, including reserves for liabilities, fixed or contingent, deferred income taxes, obsolescence, depletion, insurance, and inventory valuation, which are not deducted from assets; (c) the amount, if any, at which shares of stock of the Borrower appear on the asset side of such balance sheet;
(d) all goodwill, research and development, trademarks, trade names, capitalized software and organizational costs, licenses and franchises, patents, copyrights, and other intangible items of any kind appearing on the asset side of such balance sheet; and (e) all Indebtedness.

         2. EFFECTIVE DATE. For purposes of this Agreement, the term "Effective Date" shall mean the date upon which all of the following conditions have been satisfied:

                  2.1 LOAN DOCUMENTS. There shall have been delivered to the Bank each of the following, in form and substance satisfactory to the Bank and its outside counsel in their discretion, duly executed and acknowledged by Borrower and the JFD and JFD-LA (collectively, the "Guarantors"), as appropriate:

                      (a) This Agreement;

                      (b) The Note;

                      (c) The Security Agreement and such UCC-1 financing statements as may be required by the Bank;

                      (d) The Continuing Guaranties;


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                      (e) The JFD Security Agreement and the JFD-LA Security
Agreement and such UCC-1 financing statements as may be required by the Bank;

                      (f) A corporate resolution to borrow by Borrower;

                      (g) Corporate resolutions to guarantee by JFD and JFD-LA;

                      (h) Such other documents and agreements as the Bank may determine to be necessary or appropriate to grant and assign to the Bank a perfected first-priority lien on and security interest in all tangible and intangible property of Borrower and the Existing Subsidiaries (collectively, the "Collateral") pursuant to and in compliance with all applicable laws, including the Uniform Commercial Code of the respective states in which the Collateral is located;

                  2.2 INTERCREDITOR AGREEMENT. The Bank and Bank of America shall have entered into an intercreditor agreement regarding the Loan and the Bank of America Credit Facilities;

                  2.3 ARTICLES OF INCORPORATION. The Bank shall have received and approved copies of the articles of incorporation of Borrower and the Existing Subsidiaries certified by the California Secretary of State;

                  2.4 BY-LAWS. The Bank shall have received and approved copies of the by-laws of Borrower and the Existing Subsidiaries certified by the respective corporate secretaries of such entities;

                  2.5 INSURANCE. The Bank shall have received evidence acceptable to the Bank that Borrower has obtained all insurance coverage relating to the Collateral required under the terms of the Loan Documents;

                  2.6 PERFECTION OF SECURITY INTEREST. The Bank shall have received evidence acceptable to the Bank that the Bank's security interest in the Collateral represents and first and prior lien on the Collateral, subject only to such exceptions as shall be acceptable to the Bank in its discretion.

                  2.7 OTHER REQUIREMENTS. The Bank shall have received evidence acceptable to the Bank that all other conditions, requirements, and approvals required by the Bank in connection with the closing of the Loan have been satisfied; and

                  2.8 CLOSING COSTS. Borrower shall have paid the fees and expenses of the Bank's outside counsel, as described in Section 28 below, as well as any other fees, costs and expenses incurred or payable by the Bank in connection with this Agreement and the transactions contemplated by this Agreement.

If the foregoing conditions and any other conditions set forth in this Agreement shall not have been satisfied and all other covenants and agreements by Borrower set forth herein shall not have been performed on or before November 28, 1997, the Bank, in its sole discretion, shall have the right at any time thereafter to terminate this Agreement by giving Borrower written


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notice of such termination. Upon the giving of such notice, this Agreement shall terminate and the agreements of the Bank contained herein shall be null and void.

         3.       REVOLVING CREDIT FACILITY.

                  3.1 ADVANCES DURING COMMITMENT PERIOD. During the Commitment Period, Borrower may from time to time request that the Bank make one or more Advances under the Revolving Credit Facility, provided that the aggregate principal balance of all such Advances made by the Bank and requested by Borrower shall at no time exceed the applicable Revolving Credit Limit. At no time after the First Notice of Borrowing and during the remainder of the Commitment Period shall the outstanding principal balance of the Revolving Credit Facility be less than $2,000,000.

                  3.2 MANNER OF BORROWING DURING COMMITMENT PERIOD. Borrower shall give the Bank prior written notice (a "Notice of Borrowing") of each requested Advance specifying (a) the total amount of the requested Advance; and
(b) the requested date of disbursement by the Bank of the Advance (which date shall be a business day and shall not be sooner that two (2) business days after the Bank's receipt of the Notice of Borrowing). Each of Notice of Borrowing shall be satisfactory to the Bank in form and substance and shall be signed by Borrower. Each Notice of Borrowing shall be irrevocable and binding on Borrower. Following the Bank's receipt of a Notice of Borrowing, and subject to the terms and conditions of this Agreement, the Bank shall disburse to or for the account of Borrower the amount of the requested Advance. Such disbursements shall be made by deposit into an account in Borrower's name established or to be established at one of the Bank's offices located in Los Angeles, California or by such other method as may be acceptable to the Lender, in its discretion. Each Notice of Borrowing shall be for an Advance in an amount not less the Minimum Advance Amount. Within the limits of the applicable Revolving Credit Limit, and subject to the terms and conditions of this Agreement, Borrower may borrow, prepay pursuant to the Note, and re-borrow the principal amount of the Loan up to the applicable Revolving Credit Limit.

                  3.3 RECORDS OF ADVANCES. Borrower authorizes the Bank to endorse the Note and to make such other entries as the Bank may determine to be appropriate in the Bank's records to reflect all Advances made to the Borrower and all payments of principal in respect of the Loan, which endorsements and entries shall, in the absence of manifest error, be conclusive as to the outstanding principal amount of the Loan; provided, however, that the Bank's failure to make any such notation with respect to any Advance or payment shall not limit or otherwise affect the Obligations of Borrower under this Agreement, the Note, or the other Loan Documents.

                  3.4 RELIANCE BY BANK. The Bank may conclusively presume that all requests, statements, information, certifications, and representations, whether written or oral, submitted or made by Borrower or any of its agents to the Bank in connection with the Loan are true and correct, and the Bank shall be entitled to rely thereon, without investigation or inquiry of any kind by the Bank, in disbursing the Loan proceeds or taking or refraining from taking any other action in connection with the Loan.

         4. TERM LOAN CREDIT FACILITY. Upon the expiration of the Commitment Period, the Revolving Credit Facility shall automatically convert to a term loan repayable in accordance with the terms and conditions of the Note, the maturity date of which term loan shall be that date which is forty-five (45) calendar months after the expiration of the Commitment Period.


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         5.       BORROWER'S COVENANTS.

                  5.1 CORPORATE EXISTENCE. Borrower shall and shall cause the Subsidiaries to maintain their corporate existence in good standing under the laws of the respective states in which they are incorporated and maintain their qualification as a foreign corporation in good standing in each jurisdiction in which the nature of their respective businesses requires qualification as a foreign corporation and where the failure to qualify would have a material adverse effect on Borrower's or any Subsidiary's business.

                  5.2 BOOKS AND RECORDS. Borrower shall and shall cause each of the Subsidiaries to maintain complete and accurate books and records which contain full and correct entries of all transactions relating to the respective businesses of Borrower and the Subsidiaries in accordance with generally accepted accounting principles consistently applied. All such books and records shall be kept at Borrower's or the Subsidiary's chief executive office located in Los Angeles County, California, and Borrower shall not remove and shall cause the Subsidiaries to not remove such books and records without the Bank's prior written consent other than to the office of Borrower's accountants in Los Angeles County, California for a period of no more than ten (10) consecutive days in any three (3) month period.

                  5.3 INSPECTION. The Bank shall have access to all of Borrower's and the Subsidiaries' respective books and records during normal business hours for the purposes of examination, inspection, verification, audit, copying and for any other reasonable purpose. The Bank shall have the right during normal business hours to discuss the respective affairs, finances, books and records of Borrower and the Subsidiaries with their respective officers, employees and independent public accountants, and Borrower on behalf of itself and each of the Subsidiaries authorizes such officers, employees and accountants to discuss such matters with the Bank during normal business hours as the Bank may request.

                  5.4 FINANCIAL STATEMENTS. Borrower shall deliver to the Bank a copy of all financial statements prepared with respect to Borrower and the Subsidiaries, respectively, within thirty (30) days after the preparation of each such statement. As soon as practicable and in any event within ninety (90) days after the end of Borrower's fiscal year, Borrower shall cause to be prepared and shall deliver to the Bank complete financial statements of Borrower and the Subsidiaries on a consolidated basis (and complete financial statements of Borrower and the Existing Subsidiaries on an unconsolidated basis) for such fiscal year, including balance sheets and profit and loss statements. As soon as practicable and in any event within forty-five (45) days after the end of each of the first three quarters of Borrower's fiscal year, Borrower shall cause to be prepared and shall deliver to the Bank complete financial statements of Borrower and the Subsidiaries on a consolidated basis (and complete financial statements of Borrower and the Existing Subsidiaries on an unconsolidated basis) for such quarter, including balance sheets and profit and loss statements. All such annual consolidated financial statements (a) shall be audited by an independent certified public accountant selected by Borrower and reasonably acceptable to the Bank; (b) shall be prepared in accordance with generally accepted accounting principles consistently applied; and (c) shall be accompanied by the officers' certificates described in Section 5.6 below. All such annual and quarterly unconsolidated and quarterly consolidated financial statements (i) shall be prepared in accordance with generally accepted accounting principles consistently applied; (ii) shall be certified as complete and correct by the chief financial officer of Borrower; and (iii) shall be accompanied by the officers' certificates described in Section 5.6 below. The Bank acknowledges that, as of the date of this Agreement, the accounting firm of Coopers and Lybrand LLP is acceptable to the Bank.


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                  5.5 REPORTS. From time to time upon the Bank's request,
Borrower shall deliver to the Bank such reports and information available to Borrower's management concerning the business and affairs of Borrower and its Subsidiaries, respectively, as the Bank may reasonably request. Such reports shall be in such form, for such periods, contain such information, and shall be rendered with such frequency as the Bank may reasonably designate. All reports and information provided to the Bank by Borrower or any Subsidiary shall be complete and accurate in all material respects at the time provided. Borrower shall deliver to the Bank as soon as available one copy of (a) each financial statement, report, notice or proxy statement given by Borrower or any Subsidiary to shareholders generally; (b) each regular or periodic report and any registration statement, prospectus, or material written communication in respect thereto filed by Borrower or any Subsidiary with, or received from, any securities exchange or the Securities and Exchange Commission or any successor agency (including Borrower's 10-Q Quarterly Report); and (c) each report submitted to Borrower or any Subsidiary by independent accountants in connection with any annual, interim or special audit made by such accountants of the books of Borrower or any Subsidiary.

                  5.6 OFFICERS' CERTIFICATES. From time to time upon the Bank's request and when required by Section 5.4 above, Borrower shall and shall cause each of the Subsidiaries to deliver to the Bank certificates signed by the president or vice president and chief financial officer or assistant treasurer of Borrower and each Subsidiary, as applicable, (a) stating that (i) such officers have reviewed this Agreement and have made or caused to be made under their supervision a review of the transactions and condition of Borrower or such Subsidiary, as applicable, for the preceding twelve-month period; and (ii) that such review has not disclosed the existence during such period of any event or condition which constitutes an Event of Default under this Agreement, or if such event or condition exists or existed, specifying the nature of the Event of Default and the action which Borrower or such Subsidiary has taken or proposes to take with respect thereto; and (b) setting forth such information as may reasonably be required by the Bank in order to establish whether Borrower and the Subsidiaries were in compliance with the requirements of this Agreement during the preceding twelve-month period, including without limitation calculations demonstrating compliance with the requirements of Section 5.22 below.

                  5.7 PAYMENT OF OBLIGATIONS. Borrower shall pay all of its indebtedness and perform all of its other obligations under the Loan Documents, including all indebtedness evidenced by the Note, as and when the same become due.

                  5.8 NOTICE OF ADVERSE CLAIMS. Borrower shall and shall cause the Subsidiaries to immediately notify the Bank in writing of (a) the commencement of any litigation, including arbitrations, and of any proceedings before any governmental agency which would, if successful, materially affect the Borrower or any Subsidiary, or where the amount involved exceeds $100,000.00 and is not acknowledged by Borrower's or such Subsidiary's insurance carrier to be covered in full by insurance; (b) any material adverse change in Borrower's or any Subsidiary's financial condition, business, or properties or in Borrower's ability to perform its obligations under the Loan Documents; (c) any event or condition which constitutes an Event of Default under this Agreement; (d) any change in the officers, directors or key employees of Borrower or any of the Subsidiaries; and (e) the death of any officer, director or key employee of Borrower or any of the Subsidiaries.

                  5.9 FURTHER ASSURANCES. Upon the Bank's request, Borrower shall and shall cause the Subsidiaries to execute and deliver to the Bank such further documents and


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agreements, in form and substance satisfactory to the Bank, as the Bank may reasonably require to effectuate this Agreement.

                  5.10 CLAIMS. Borrower shall and shall cause the Subsidiaries to pay when due all claims which, if unpaid, might become a lien or charge on any or all of the properties or assets of Borrower or any Subsidiary.

                  5.11 TAXES. Borrower shall and shall cause the Subsidiaries to pay when due all foreign, federal, state, and local taxes, assessments, and governmental charges now or hereafter levied upon or against Borrower or any Subsidiary or their respective properties or assets, including all income, franchise, personal property, real property, excise, withholding, sales and use taxes.

                  5.12 CONTEST. Borrower and the Subsidiaries shall have the right to contest payment of any tax, assessment, charge or claim referred to in
Section 5.10 or 5.11 above, provided that (a) appropriate contest proceedings are promptly and in good faith commenced and diligently prosecuted by Borrower or the Subsidiary, as applicable; and (b) a bond is posted or other appropriate action is taken to prevent such tax, assessment, charge or claim from becoming a lien on the respective properties and assets of Borrower and the Subsidiaries.

                  5.13 PENSION PLANS. Borrower shall and shall cause the Subsidiaries to pay all amounts necessary to fund all of their present and future respective employee benefit plans in accordance with their terms, and Borrower shall not permit and shall cause its Subsidiaries to not permit the occurrence of any event with respect to any such plan which would result in any liability of Borrower or any Subsidiary, including any liability to the Pension Benefit Guaranty Corporation or any other governmental agency.

                  5.14 INSURANCE. Borrower shall and shall cause each of the Subsidiaries to maintain insurance against such risks and liabilities, in such forms, and for such amounts as are customarily maintained by entities engaged in the same or similar businesses and similarly situated (collectively, the "Insurance Policies"). Each of the Insurance Policies shall be maintained with financially sound and reputable insurers. Upon the Bank's request, Borrower shall and shall cause the Subsidiaries to provide the Bank with evidence satisfactory to the Bank regarding the maintenance of the insurance required by this Section, including proof of premium payments and originals or copies of insurance policies, certificates of insurance, and endorsements. Without limiting the generality of this Section, Borrower shall at all times maintain in full force (a) all risk insurance covering all tangible property of Borrower and its Subsidiaries; (b) commercial general liability insurance; (c) business interruption insurance and workers' compensation insurance; and (d) such other types of insurance as may from time to time be reasonably required by the Bank. Each of the Insurance Policies, including the amounts, form, coverage, deductibles, insurer and loss payable and cancellation provisions, shall be reasonably acceptable to the Bank. Without limiting any of the terms of this Section, (i) each of the Insurance Policies shall provide that it may be cancelled or modified only upon not less than thirty (30) days prior written notice to the Bank; and (ii) the all risk and other casualty insurance policies which Borrower maintains under this Agreement shall contain a lender's loss payable endorsement acceptable to the Bank naming the Bank as loss payee.

                  5.15 MAINTENANCE OF PROPERTIES. Borrower shall and shall cause the Subsidiaries to maintain their respective properties in good condition and repair.

                  5.16 LICENSES. Borrower shall and shall cause the Subsidiaries to maintain all licenses, permits, franchises and other governmental authorizations necessary for the ownership of their respective properties and the conduct of their respective businesses.

                  5.17 COMPLIANCE WITH LAW. Borrower shall,and shall cause the Subsidiaries to comply in all material respects with all applicable provisions of all foreign, federal, state and local laws, ordinances, rules, and regulations, including those relating to the ownership of real or personal property, the conduct and licensing of their respective businesses, the employment of their respective personnel, and the filing of tax returns and reports.

                  5.18 PLACE OF BUSINESS. Borrower shall give the Bank at least thirty (30) days prior written notice of any change in the location of Borrower's or any Subsidiary's chief executive office.

                  5.19 NEGATIVE COVENANTS. Without the Bank's prior written consent, Borrower shall not and shall not allow any Subsidiary to take any of the following actions: (a) merge into, consolidate with, or acquire any other corporation, or permit any other corporation to merge into or consolidate with Borrower or any Subsidiary; (b) guarantee or otherwise become in any way liable with respect to the obligations of another person, except by endorsement of negotiable instruments for deposit or collection in the ordinary course of business; (c) pay or declare any dividend or other distribution on Borrower's or any Subsidiaries' stock; (d) redeem, retire, repurchase or otherwise acquire, directly or indirectly, any of Borrower's or any Subsidiary's stock or any warrants, rights, or other options to purchase such stock; (e) make any change in Borrower's or any Subsidiary's corporate or capital structure other than the offering of Borrower's common stock for cash; (f) make any change in Borrower's or any Subsidiary's business objectives, purposes, operations, or financial structure or key management personnel in such manner as to adversely affect the ability of Borrower to pay or perform any of the Obligations; (g) make any loan or extension of credit or incur any debt, obligation, or liability, except for Permitted Indebtedness; (h) without limiting the generality of clause (g) of this Section, and notwithstanding anything to the contrary contained in Section
5.20 below, make any loan or extension of credit to any Subsidiary or to any Affiliate; (i) sell, lease, transfer, assign, pledge, mortgage, encumber, hypothecate or otherwise dispose of or abandon any assets of Borrower or any Subsidiary having a fair market value in excess of $200,000.00 in the aggregate during any period of twelve (12) consecutive months, except for the sale or lease of finished inventory in the ordinary course of business and except for the following (collectively the "Permitted Liens"): the liens shown on Schedule "A" attached hereto listing liens in existence on the date of this Agreement;
(j) cause or permit in the future any of Borrower's or any Subsidiary's property, whether now owned or hereafter acquired, to be subject to any lien, security interest, mortgage, pledge, or encumbrance, except for the Permitted Liens; or (k) enter into any transaction not in the ordinary course of business; provided, however, that a transaction shall not be deemed to be outside the ordinary course of business based solely on the fact that the transaction is not engaged in on a frequent periodic basis.

                  5.20 TRANSACTIONS WITH AFFILIATES. Borrower shall not enter into and shall cause its Subsidiaries to not enter into any transaction, including the purchase, sale or exchange of property or the rendering of any services, with (a) any shareholder, officer, director or agent of Borrower or any Subsidiary or any relative of any such person, (b) Borrower or any Subsidiary, or (c) any entity in which any one or more of the persons described in clause (a) of this Section own, directly or indirectly, more than a five percent (5%) beneficial interest (each of the foregoing persons and entities is referred to individually as an "Affiliate"), except in the ordinary course of business and on fair and reasonable terms no less favorable to Borrower or its Subsidiary, as applicable, than would be obtainable in a comparable arm's-length transaction with a party who is not an Affiliate.

                  5.21 NO LIABILITY BY BANK. Nothing contained in this Agreement shall render the Bank directly or indirectly liable or responsible to Borrower or any other party for the control, operation, or management of Borrower's or any Subsidiary's business.

                  5.22 FINANCIAL COVENANTS.

                       (a) CONSOLIDATED BOOK NET WORTH. Borrower shall not permit the Consolidated Book Net Worth to be at any time less than the sum of the following:

                           (i) Twenty Three Million Six Hundred Thousand and
No/100 Dollars ($23,600,000.00); plus

                           (ii) An amount equal to (A) seventy-five percent
(75%) of NPAT; plus (B) new equity which has been raised by Borrower and its Subsidiaries.

                       (b) RATIO OF INDEBTEDNESS TO CONSOLIDATED TANGIBLE NET WORTH. Borrower shall not permit the ratio of the Indebtedness of Borrower and its Subsidiaries to Consolidated Tangible Net Worth at the end of any fiscal quarter to exceed 1.20 to 1.00.

                       (c) FIXED CHARGE COVERAGE RATIO. Borrower shall not permit the Fixed Charge Coverage Ratio to be less than 1.65 at the end of any fiscal quarter.

                       (d) LIMITATION ON LOSSES. Borrower shall not incur, on a consolidated basis, a net loss before taxes and extraordinary items in any two
(2) consecutive quarterly accounting periods.

                       (e) MINIMUM NET INCOME. Borrower shall earn, on a consolidated basis, net income after taxes and extraordinary items of at least Five Hundred Thousand and No/100 Dollars ($500,000.00), calculated at the end of each fiscal quarter, using the results of that quarter and each of the 3 immediately preceding quarters.

                       (f) CAPITAL EXPENDITURES. Borrower shall not and shall not allow any Subsidiary to make or become in any way liable to make capital expenditures, except for Permitted Capital Expenditures which do not exceed the amounts specified below during the respective periods specified below:

                  FISCAL YEAR:                               AMOUNTS:
                  ------------                               --------
                  1997 and 1998                            $21,000,000

                  1999                                     $ 4,000,000

                  2000                                     $ 4,000,000

                  5.23 REPORTING WITH RESPECT TO EXISTING AND NEW RESTAURANT FACILITIES. Without limiting the generality of Section 5.5 above:


                       (a) NEW RESTAURANT FACILITIES. Borrower shall provide the Bank with information which is sufficient to keep the Bank reasonably informed on a timely basis regarding the status of each proposed New Restaurant Facility which Borrower proposes to acquire or develop, including (b) a description of the location, character, and size of each such New Restaurant Facility; (c) the proposed timetable for the acquisition, development and opening of each New Restaurant Facility; and (d) all material financial and other information relating to each New Restaurant Facility, including total acquisition and development cost estimates and financial projections for the operation of each New Restaurant Facility.

                       (e) EXISTING RESTAURANT FACILITIES. Borrower shall provide the Bank, within forty-five (45) days after the end of each fiscal quarter, with reasonably detailed operating statements for each Existing Restaurant Facility and each New Restaurant Facility which has commenced operations.

                  5.24 INITIAL LOAN FEE. Concurrently with Borrower's execution of this Agreement, Borrower shall pay to the Bank an initial Loan fee equal to three quarters of one percent (0.75%) of the principal amount of the Loan (the "Initial Loan Fee"). The Initial Loan Fee shall be non-refundable, whether or not the Loan is prepaid prior to maturity, and shall be deemed fully earned by the Bank upon the Bank's execution of this Agreement.

                  5.25 UNUSED REVOLVING CREDIT FACILITY FEE. With respect to each fiscal quarter or portion thereof during the Commitment Period, Borrower shall unconditionally pay to the Bank a fee equal to one-half of one percent (0.50%) per annum of the difference between the Revolving Credit Limit and the average daily outstanding principal balance of the Loan during such quarter, or portion thereof ("Unused Line Fee"), which fee shall be calculated and payable quarterly, in arrears, and shall be due and payable commencing on the first
(1st) business day of Borrower's first fiscal quarter following the Effective Date and continuing on the first business day of each fiscal quarter thereafter to and including the first (1st) business day of the first (1st) fiscal quarter after the Commitment Period expires.

                  5.26 DEPOSIT ACCOUNT BALANCES. Borrower acknowledges and agrees that the terms of the Loan have been established by the Bank in consideration of, among other factors, the prospective and continuing deposit relationship to be established by Borrower with the Bank. Consequently, Borrower covenants and agrees that Borrower shall at all times maintain funds in one or more demand deposit accounts established with the Bank which, during each calendar month and measured as of the last day of such calendar month, have average balances which are equal to not less than five percent (5%) of the average outstanding principal balance of the Loan during such calendar month.

                  5.27 ADVANCES UNDER REVOLVING CREDIT FACILITY; USE OF PROCEEDS. All Advances which the Bank makes under the Revolving Credit Facility shall be deemed to be evidenced by the Note and shall be used by Borrower solely for working capital in the ordinary course of Borrower's business. Notwithstanding anything to the contrary contained in the Loan Documents, the Bank, in its discretion, may decline to make any Advance requested by Borrower under the Revolving Credit Facility if there is a continuing Event of Default or the occurrence of any event which, with the passage of time or giving of notice (or both), may become an Event of Default.

                  5.28 PREPAYMENT.

                       (a) PERMITTED PREPAYMENT OF LOAN. Subject to the Borrower's satisfaction of the condition contained in Section 5.28(c) below, Borrower shall have the right to prepay all or part of the outstanding principal balance of the Loan at any time without prepayment charge of any kind, provided that Borrower has given the Bank not less than ten (10) Business Days prior written notice of such prepayment. No such prepayment by Borrower shall extend, postpone or otherwise modify the due date of any subsequent monthly installment payment under the Note.

                       (b) PREPAYMENTS UNDER BANK OF AMERICA CREDIT FACILITIES. If Borrower prepays all or any part of the outstanding principal balance owing under the Bank of America Credit Facilities (the amount of each such prepayment is referred to as the "Bank of America Prepayment Amount"), then concurrently with Borrower's payment of each Bank of America Prepayment Amount to Bank of America, Borrower shall pay to the Bank as a required prepayment of principal under the Loan an amount equal to (i) the then outstanding principal balance of the Loan, multiplied by (ii) a fraction, the numerator of which is the Bank of America Prepayment Amount, and the denominator of which is the outstanding principal balance of the Bank of America Credit Facilities immediately prior to the payment of the Bank of America Prepayment Amount.

                       (c) PREPAYMENTS UNDER LOAN. As a condition to Borrower's right to prepay all or any part of the outstanding principal balance of the Loan (the amount of each such prepayment is referred to as the "Loan Prepayment Amount"), concurrently with Borrower's prepayment of the Loan Prepayment Amount to the Bank, Borrower shall also make a prepayment under the Bank of America Credit Facilities in an amount equal to (i) the then outstanding principal balance of the Bank of America Credit Facilities, multiplied by (ii) a fraction, the numerator of which is the Loan Prepayment Amount, and the denominator of which is the outstanding principal balance of the Loan immediately prior to the payment of the Loan Prepayment Amount. Concurrently with Borrower's prepayment of each Loan Prepayment Amount to the Bank, Borrower shall provide the Bank with evidence reasonably acceptable to the Bank that Borrower has concurrently made the prepayment to Bank of America required by this Section 5.28(c).

         6.       WARRANTIES AND REPRESENTATIONS BY BORROWER.

                  6.1 WARRANTIES AND REPRESENTATIONS. As a material inducement to the Bank's extension of credit to Borrower in connection with the Loan, Borrower warrants and represents to the Bank that:

                      (a) Borrower is a California corporation, duly organized, validly existing, and in good standing under the laws of the State of California;

                      (b) Borrower has the full corporate power and authority to own its assets and to transact the business in which it is now engaged;

                      (c) Borrower is duly qualified as a foreign corporation in good standing in each jurisdiction in which the ownership of its assets or the conduct of its business requires qualification as a foreign corporation and where the failure to so qualify would have a material adverse effect on the Borrower's business;

                      (d) JFD is a California corporation, duly organized, validly existing, and in good standing under the laws of the state of California;

                      (e) JFD has the full corporate power and authority to own its assets and to transact the business in which it is now engaged;

                      (f) JFD is duly qualified as a foreign corporation in good standing in each jurisdiction in which the ownership of its assets or the conduct of its business requires qualification as a foreign corporation and where the failure to so qualify would have a material adverse effect on JFD's business;

                      (g) JFD-LA is a California corporation, duly organized, validly existing, and in good standing under the laws of the State of California;

                      (h) JFD-LA has the full corporate power and authority to own its assets and to transact the business in which it is now engaged;

                      (i) JFD-LA is duly qualified as a foreign corporation in good standing in each jurisdiction in which the ownership of its assets or the conduct of its business requires qualification a foreign corporation and where the failure to so qualify would have a material adverse effect on JFD-LA's business;

                      (j) Borrower has the full power and authority to execute, deliver and perform its obligations under the Loan Documents;

                      (k) The execution, delivery and performance of the Loan Documents and the consummation of the transactions contemplated thereby have been duly authorized by all requisite action on the part of Borrower;

                      (l) Isaac Starkman, as Chief Executive Officer of Borrower, is duly authorized to execute the Loan Documents and all other documents necessary to consummate the Loan on behalf of Borrower;

                      (m) The Loan Documents are legal, valid and binding obligations of Borrower, enforceable in accordance with their terms;

                      (n) No consent of any other party and no consent, approval, authorization or other action by or filing with any governmental authority, bureau or agency is required in connection with the execution, delivery and performance of the Loan Documents by Borrower;

                      (o) Borrower's chief executive office is located at the address set forth in Section 15 below;

                      (p) Borrower has set forth above its full and correct name, and Borrower does not use any other names or tradenames, except for the tradenames "Solley's Deli" and "Wolfie Cohen's Rascal House."

                      (q) The execution, delivery and performance of the Loan Documents and compliance with their respective terms, will not:

                          (i) conflict with or result in a violation or breach
of any of the terms or conditions of, or

                          (ii) result in the imposition of any lien, charge or
encumbrance upon any properties of Borrower (other than in favor of Bank) pursuant to, or

                          (iii) constitute a default, with due notice or lapse
of time (or both) under, or

                          (iv) result in the occurrence of any event pursuant to
which any holder or holders of any debt of Borrower may declare the same due and payable under,

any indenture, agreement, order or judgment of any court or governmental authority, or any other instrument evidencing a material obligation of Borrower.

                      (r) Borrower's execution, delivery and performance of the Loan Documents and Borrower's compliance with their respective terms (i) will not violate any federal or state law or regulation applicable to Borrower; and
(ii) will not result in a violation of Borrower's articles of incorporation or bylaws;

                      (s) Borrower is unaware of any claims or adjustments proposed by any taxing authority for any of Borrower's or any Subsidiary's prior tax years which could result in additional taxes becoming due and payable by Borrower or any Subsidiary;

                      (t) There are no actions, suits, proceedings or investigations pending, or to the best of Borrower's knowledge threatened, against or affecting Borrower or any Subsidiary in any court or before any other governmental authority which may result, either separately or in the aggregate, in any material adverse change in the assets, properties, business, prospects, profits, or condition of Borrower or any Subsidiary, nor does Borrower know of any basis for any such action, suit, proceeding or investigation;

                      (u) The December 31, 1995 and December 31, 1996 audited financial statements of Borrower, including balance sheets and profit and loss statements, (i) are accurate and complete in all material respects as of the dates appearing thereon; (ii) present fairly the financial condition and results of operations of the party to whom the financial statement applies as of the dates and for the periods shown on such statements; and (iii) disclose all contingent liabilities affecting the party to whom the financial statement applies to the extent that such disclosure is required by generally accepted accounting principles. Since the last date covered by any such statement, there has been no material adverse change in the financial condition of Borrower or any Subsidiary;

                      (v) All audited financial statements, including balance sheets and profit and loss statements, hereafter delivered to the Bank by Borrower or any Subsidiary shall satisfy the requirements of clauses (i) through
(iii) of Section 6.1(u) above. All unaudited quarterly and annual financial statements, including balance sheets and profit and loss statements, hereafter delivered to the Bank by Borrower or any Subsidiary shall satisfy the requirements of clauses (i) through (iii) of Section 6.1(u) to the best knowledge of Borrower and its Subsidiaries. Borrower and each of the Subsidiaries is now and at all times hereafter shall continue to be solvent;

                      (w) Neither Borrower nor any Subsidiary is engaged in the business of extending credit for the purpose of purchasing or carrying any "margin stock" (as defined in Regulation G of the Board of Governors of the Federal Reserve System), and no part of the proceeds of the Loan shall be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock;

                      (x) Neither Borrower nor any Subsidiary (i) is in violation in any material respect of any law, ordinance, governmental rule or regulation to which it is subject; or (ii) has failed to obtain any license, permit, franchise or other governmental authorization necessary for the ownership of its properties or the conduct of its business;

                      (y) Borrower is the sole record and beneficial owner of all of the outstanding stock of the Existing Subsidiaries;

                      (z) Borrower has not guaranteed or become in any way liable for any obligations of or attributable to the business of JFD or JFD-LA; and

                      (aa) There is no fact which Borrower has failed to disclose to the Bank in writing which (i) may materially and adversely affect the assets, properties, business, prospects, profits, or condition of Borrower or any Subsidiary; or (ii) may be necessary to disclose in order to keep the representations and warranties contained in this Section 6.1 from being misleading.

                  6.2 BORROWER'S WARRANTIES. Borrower's warranties and representations set forth in Section 6.1 above shall be true and correct at the time of execution of this Agreement by Borrower and shall constitute continuing representations and warranties as long as any of the Obligations remain outstanding.

         7. EVENTS OF DEFAULT. Each of the following events shall constitute an "Event of Default" under this Agreement:

                  7.1 Borrower's failure to pay any of its indebtedness under the Note when due;

                  7.2 Borrower's failure to pay any of its other indebtedness or to perform any of its other obligations to the Bank under any of the Loan Documents when due, including Borrower's breach of any of the financial covenants contained in Section 5.22 above;

                  7.3 Borrower's failure to pay any of its indebtedness or to perform any of its obligations under any other agreement between Borrower and the Bank when due;

                  7.4 If at any time any warranty contained in the Loan Documents is breached or any written or oral representation (provided such oral representation is made by an officer or director of Borrower or a Subsidiary or a member of Borrower's or any Subsidiary's key management), statement, report or certificate submitted or made to the Bank by Borrower or any Subsidiary in connection with the Loan or any other extension of credit by the Bank to Borrower or any Subsidiary is (or in the case of any continuing warranty becomes) false or misleading;

                  7.5 The occurrence of any "Event of Default" under the Bank of America Loan Agreement;

                  7.6 The occurrence of any "Event of Default" under the JFD Security Agreement or the JFD-LA Security Agreement;

                  7.7 Any lawsuit or lawsuits are filed on behalf of one or more trade creditors against the Borrower in an aggregate amount of One Million Dollars ($1,000,000) or more in excess of any insurance coverage;

                  7.8 Any judgments or arbitration awards are entered against the Borrower (or any Guarantor), or the Borrower (or any Guarantor) enters into any settlement agreements with respect to any litigation or arbitration, in an aggregate amount of One Million Dollars ($1,000,000) or more in excess of any insurance coverage;

                  7.9 Any government authority takes action that the Bank believes materially adversely affects the Borrower's (or any Guarantor's) financial condition or ability to repay;

                  7.10 A material adverse change occurs in the Borrower's (or any Guarantor's) business condition (financial or otherwise), operations, properties or prospects, or ability to repay the credit;

                  7.11 Any default occurs under any agreement in connection with any credit the Borrower (or any Guarantor) or any of the Borrower's related entities or affiliates has obtained from anyone else or which the Borrower (or any Guarantor) or any of the Borrower's related entities or affiliates has guaranteed;

                  7.12 If all or any part of the assets of Borrower or any Subsidiary are attached, seized, subjected to a writ or levied upon by any court process (unless discharged by payment, released, or fully bonded against not more than ten (10) days after such event has occurred);

                  7.13 If (a) a petition is filed by or against Borrower or any Subsidiary under the federal bankruptcy laws or any other applicable federal or state bankruptcy, insolvency or similar law; (b) a receiver, liquidator, trustee, custodian, sequestrator or other similar official is appointed to take possession of Borrower or any Subsidiary or of any part of Borrower's or any Subsidiary's property, or Borrower or any Subsidiary consents to such appointment; (c) Borrower or any Subsidiary makes an assignment for the benefit of creditors or fails generally to pay its debts as they become due; or (d) Borrower or any Subsidiary takes any action in furtherance of any of the foregoing;

                  7.14 If a court order is entered against Borrower or any Subsidiary enjoining the conduct of all or a material part of Borrower's or any Subsidiary's business;

                  7.15 If the maturity date of any material indebtedness of Borrower or any of Subsidiary to any other party is accelerated; or

                  7.16 If Borrower or any subsidiary is dissolved or terminates its existence.

Notwithstanding anything to the contrary contained in this Section 7, an Event of Default shall not be deemed to exist based on Borrower's failure to pay any of its monetary obligations under the Loan Documents when due if Borrower cures such failure within five (5) days after notice from the Bank to Borrower, except that Borrower shall be permitted only two (2) such cure periods within any consecutive twelve (12) month period.

         8. REMEDIES UPON DEFAULT. Upon the occurrence of any Event of Default, the Bank shall have the following rights and remedies:

                  8.1 The Bank may declare any or all of the Obligations to be immediately due and payable, including the indebtedness evidenced by the Note;

                  8.2 The Bank may exercise.any or all of its rights, remedies or powers under the Loan Documents and under all applicable laws; and

                  8.3 The Bank may discontinue advancing money or extending credit to or for the benefit of Borrower or any Subsidiary under this Agreement and any other document or agreement between the Bank and Borrower or such Subsidiary.

         9. WAIVERS. Borrower hereby waives presentment, demand for payment, protest, notice of demand, dishonor, protest and nonpayment,and all other notices and demands in connection with the delivery, acceptance, performance, default under, and enforcement of the Obligations. Borrower waives the right to assert any statute of limitations as a defense to the enforcement of any of the obligations to the fullest extent permitted by law.

         10. CUMULATIVE REMEDIES. The Bank's rights and remedies under this Agreement are cumulative with and in addition to all other rights and remedies which the Bank may have in connection with the Loan. The Bank may exercise any one or more of its rights and remedies under this Agreement at the Bank's option and in such order as the Bank may determine in its sole and absolute discretion.

         11. ACTIONS. The Bank shall have the right, but not the obligation, to commence, appear in, or defend any action or proceeding which affects or which the Bank determines may affect (a) Borrower's or the Bank's rights or obligations under the Loan Documents; or (b) the Loan. Whether or not Borrower is in default under the Loan Documents, the Bank shall at all times have the right to take any and all reasonable actions which the Bank determines in good faith to be necessary or appropriate to protect the Bank's interest in connection with the Loan.

         12. RELATIONSHIP OF PARTIES. Nothing contained in this Agreement constitutes or shall be construed as (a) the formation of a partnership or joint venture between the Bank and Borrower or any other party; or (b) the creation of any confidential or fiduciary relationship of any kind between the Bank and Borrower or any other party. The Bank shall not be deemed to be a partner, joint venturer, trustee, or fiduciary with respect to Borrower or any other party as a result of this Agreement or the transactions contemplated hereby. Borrower acknowledges and agrees that Bank has at all times acted only as a lender to Borrower in connection with the transactions contemplated by the Loan Documents, and that in exercising its rights and remedies under the Loan Documents, the Bank shall at all times be acting only as a lender within the normal and usual scope of activities of a lender. Borrower shall at all times have the right to determine and follow its own policies and practices in the conduct of its business, subject to the terms and conditions of this Agreement.

         13. INDEMNIFICATION. Borrower shall indemnify and hold the Bank and its officers, directors, agents, employees, representatives, shareholders, affiliates, participating lenders, successors and assigns harmless from and against any and all claims, demands, damages, liabilities, actions, causes of action, suits, costs and expenses, including attorney's fees and costs, arising out of or relating to any or all of the following: (a) Borrower's breach of any of its obligations or warranties under the Loan Documents; (b) any other act or omission by Borrower directly or indirectly relating to the Loan or the Loan Documents; or (c) the Bank's exercise of its rights or remedies under and pursuant to the terms and conditions of the Loan Documents or under and pursuant to applicable law.

         14. ATTORNEYS' FEES. Upon the Bank's demand, Borrower shall reimburse the Bank for all costs and expenses, including attorneys' fees and costs, which are incurred by the Bank, whether before or after the commencement of any action or proceeding by the Bank following an Event of Default under the Loan Documents, in connection with any or all of the following: (a) the exercise of any or all of the Bank's rights and,remedies under the Loan Documents based on an Event of Default or the enforcement of any obligation of any party liable to the Bank in connection with the Loan, whether or not any legal proceedings are instituted by the Bank; (b) the commencement and prosecution of any suit, action, or proceeding with respect to any or all of the foregoing matters, including an action for relief from the automatic stay arising under Bankruptcy Code Section 362(a), 11 U.S.C. Section 362(a); or (c) the defense of any suit, action or proceeding by Borrower or any other party relating to the Loan. Borrower's obligation to reimburse the Bank under this Section shall include payment of interest on all amounts expended by the Bank from the date of expenditure at the rate of interest specified in the Note.

         15. NOTICES. All notices under this Agreement shall be in writing and shall be effective only (a) when delivered in person to the recipient; or
(b) two days after deposit in a sealed envelope in the United States mail, postage prepaid, by certified mail, return receipt requested, addressed to the recipient as set forth below, whichever is earlier:

                  All notices to the Bank shall be sent to:

                           Bank Leumi USA
                           8383 Wilshire Boulevard, Suite 400
                           Beverly Hills, CA  90211
                           Attention: Jacques Delvoye, Vice President


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
                  All notices to Borrower shall be sent to:

                           Jerry's Famous Deli, Inc.
                           12711 Ventura Boulevard, Suite 400
                           Los Angeles, California  91604
                           Attention: Isaac Starkman,
                                      Chief Executive Officer

The addresses provided for in this Section may be changed by notice given to the other party in accordance with this Section.

         16. GOVERNING LAW. This Agreement shall be construed in accordance with and governed by the laws of the State of California. No conflicts of law rules, including California conflicts of law rules, shall be applied to result in the application of the substantive or procedural laws of any jurisdiction other than California. Borrower consents to personal jurisdiction by the courts of the State of California in connection with any controversy or claim arising under the Loan Documents and to service of process on it by any means authorized by California law. All controversies and claims arising under or in connection with the Loan Documents shall be adjudicated by the courts of the State of California.

         17. TIME OF ESSENCE. Time is of the essence of each provision of this Agreement.

         18. DESCRIPTIVE HEADINGS; INTERPRETATION. The headings to sections of this Agreement are for convenient reference only, and they do not in any way limit or amplify any of the terms of this Agreement and shall not he used in interpreting this Agreement. For purposes of this Agreement, (a) the term "person" means any natural person or any entity, including any corporation, partnership, joint venture, limited liability company, trust, unincorporated organization or trustee; (b) the term "including" means "including without limitation;" and (c) the term "discretion" means "sole and absolute discretion." Whenever the context of this Agreement reasonably requires, all words used in the singular shall be deemed to have been used in the plural, and the neuter gender shall be deemed to include the masculine and feminine gender, and vice versa.

         19. ENTIRE AGREEMENT. The Loan Documents contain the entire agreement between the Bank and Borrower concerning the subject matter of the Loan Documents and supersede all prior and contemporaneous agreements, statements, understandings, terms, conditions, representations and warranties, whether oral or written, made by the Bank or Borrower concerning the Loan.

         20. SEVERABILITY. If any provision of the Loan Documents shall be held by any court of competent jurisdiction to be unlawful, void, voidable, or unenforceable for any reason, such provision shall be deemed severable from and shall in no way affect the validity or enforceability of the remaining provisions of the Loan Documents.

         21. NO THIRD PARTY BENEFICIARIES. The Loan Documents are entered into for the sole protection and benefit of the Bank and Borrower and their respective permitted successors and assigns. No other person shall have any right of action under the Loan Documents.

         22. DOCUMENTS. All documents and instruments which Borrower is required to deliver to the Bank under this Agreement shall be acceptable in form and substance to the Bank acting in good faith.

         23. PERFORMANCE OF COVENANTS. Borrower shall perform all of its covenants under this Agreement at its sole cost and expense.

         24. NO WAIVER BY BANK. No waiver by the Bank of any of its rights or remedies in connection with the Loan or of any of the terms or conditions of the Loan Documents shall be effective unless such waiver is in writing and signed by the Bank. Without limiting the generality of the preceding sentence,
(a) no delay or omission by the Bank in exercising any of its rights or remedies in connection with the Loan shall constitute or be construed as a waiver of such rights and remedies; (b) no waiver by the Bank of any default by Borrower under the Loan Documents or consent by the Bank to any act or omission by Borrower shall constitute or be construed as a waiver of or consent to any other or subsequent default, act, or omission by Borrower; and (c) the Bank's acceptance of any partial payment on account of the Obligations shall not constitute or be construed as a waiver by the Bank of any default by Borrower under this Agreement or any other agreement between the Bank and Borrower.

         25. TERM. This Agreement shall continue in full force and effect as long as any of the Obligations are outstanding and until terminated by written agreement of the Bank.

         26. AMENDMENT. This Agreement may be modified only by a written agreement signed by Borrower and the Bank.

         27. INDEPENDENT COUNSEL. Borrower acknowledges that it has been represented by independent counsel in connection with the Loan Documents and that it has executed the Loan Documents with the advice of such counsel.

         28. EXPENSES. Concurrently with the execution of this Agreement, Borrower shall pay all expenses relating to the documentation and closing of the Loan, including filing and search fees of the California Secretary of State and all attorneys' fees and costs incurred by the Bank.

         29. SUCCESSORS. This Agreement shall be binding upon and inure to the benefit of Borrower and the Bank and their respective successors and assigns.

         Dated:   October 27, 1997

                                        BORROWER:

                                        JERRY'S FAMOUS DELI, INC.,
                                        A CALIFORNIA CORPORATION


                                        BY: /S/ ISAAC STARKMAN
                                            ---------------------------
                                        ISAAC STARKMAN, CHIEF EXECUTIVE
                                        OFFICER


                                        BANK:

                                        BANK LEUMI USA, A NEW YORK STATE
                                        CHARTERED BANK


                                        BY: /S/ JACQUES DELVOYE
                                            ---------------------------
                                        TITLE: VICE PRESIDENT
                                               ------------------------


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